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                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549


                                     SCHEDULE 13G


                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 6)*



                                HA-LO INDUSTRIES, INC.
                                ----------------------
                                   (Name of Issuer)


                              COMMON STOCK, NO PAR VALUE
                              --------------------------
                            (Title of Class of Securities)


                                     404429 10 2
                                     -----------
                                    (CUSIP Number)


                                  DECEMBER 31, 1998
                                  -----------------
               (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [x]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                   Page 1 of 4 Pages

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CUSIP NO. 404429 10          13G                    Page 2 of 4 Pages


      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Lou Weisbach

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) / /
                                                                     (b) / /
 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States

                 5  SOLE VOTING POWER
                    1,948,056

   NUMBER OF     6  SHARED VOTING POWER
     SHARES         -0-
  BENEFICIALLY
 OWNED BY EACH   7  SOLE DISPOSITIVE POWER
   REPORTING        1,948,056
  PERSON WITH
                 8  SHARED DISPOSITIVE POWER
                    -0-

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,948,056

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                       /x/

      EXCLUDES 85,000 SHARES HELD IN IRREVOCABLE TRUST FOR THE BENEFIT OF THE SPOUSE OF THE REPORTING PERSON, BUT OVER WHICH THE REPORTING PERSON HAS NO SOLE OR SHARED POWERS TO VOTE OR DISPOSE.

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        6.0%

 12   TYPE OF REPORTING PERSON*
        IN

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  Page 2 of 4 Pages

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                     ONLY THOSE ITEMS AMENDED ARE REPORTED HEREIN


     Unless otherwise defined, all capitalized terms used herein shall have the meanings assigned to them in the initial Schedule 13G filed by the Reporting Person.


ITEM 4.   OWNERSHIP.

     (a)  Amount Beneficially Owned:  1,948,056 shares*

     (b)  Percent of Class:  6.0%

     (c)  Number of Shares as to which such person has:

          (i)       sole power to vote or to direct the vote: 1,948,056

          (ii)      shared power to vote or to direct the vote: -0-

          (iii)     sole power to dispose or to direct the disposition of:
                    1,948,056

          (iv)      shared power to dispose or to direct the disposition of: -0-


* EXCLUDES 85,000 SHARES HELD IN IRREVOCABLE TRUST FOR THE BENEFIT OF THE SPOUSE OF THE REPORTING PERSON, BUT OVER WHICH THE REPORTING PERSON HAS NO SOLE OR SHARED POWERS TO VOTE OR DISPOSE.

                               Page 3 of 4 Pages

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                                      SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                         Effective as of January 1, 1999
                         -------------------------------
                         Date

                         /s/ Lou Weisbach
                         -------------------------------
                         Signature


                         Lou Weisbach
                         -------------------------------
                         Name










                               Page 4 of 4 Pages